Exhibit 99.1

NEWS RELEASE

Green Plains’ BlendStar to Build New 96-Car Unit Train Terminal

OMAHA, NE (GLOBE NEWSWIRE)—November 10, 2011—Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today that its wholly-owned subsidiary, BlendStar LLC, will build, own and operate a new ethanol unit train terminal in Birmingham, Alabama on the BNSF Railway. The new terminal will have 160,000 barrels of storage, and will receive full 96-car unit trains of ethanol, which can be offloaded within 24 hours. The terminal is expected to be completed in the third quarter of 2012 and will be served exclusively by the BNSF Railway.

“We believe Birmingham is a significant growth market, and development of this unit train terminal is a part of our ongoing effort to expand and diversify our business platform along the value chain,” said Todd Becker, President and Chief Executive Officer of Green Plains. “With superior services provided by BNSF Railway and BlendStar, operation of this new terminal will provide better transportation economics to shippers, as it will be the eastern most point for direct ship on the railroad to receive ethanol from the Midwest. This will result in improved ethanol distribution through one of the most modern and efficient ethanol terminals in the U.S. when it is completed.”

“We are very excited about this terminal being built on the BNSF Railway,” said BNSF Executive Kevin Kaufman, Group Vice President Agricultural Marketing. “This shows our commitment to shippers to deliver the most efficient solutions for their logistical needs. BlendStar is the perfect partner to bring this strategic project on-line and operational next year.”

When complete, the terminal will provide a fully-automated rail unloading system with the initial capacity to distribute approximately 385,000 barrels of ethanol per month with 24-hour truck loading service. Development and operation of the new terminal is expected to bring a number of other economic benefits to the local Birmingham market, including additional jobs, tax revenues and local commerce. More than 60% of project construction costs will be spent with local suppliers. BlendStar is in final negotiations with customers for multi-year terminaling agreements for the capacity of the facility.

Blendstar’s current Birmingham terminal will be retrofitted to handle other biofuels and liquid products when construction of the new unit train terminal facility is complete.

About BlendStar LLC.

Blendstar is a biofuels terminal operator that owns and operates transload sites and terminals, and provides terminaling, splash blending and logistics solutions to markets that currently do not have efficient access to renewable fuels. Blendstar operates blending and terminaling facilities in seven states with throughput capacity of approximately 495 million gallons per year.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer. The Company markets and distributes approximately one billion gallons of renewable motor fuel on an annual basis, including 740 million gallons of expected production from the Company’s nine ethanol plants located throughout the U.S. Green Plains owns and operates grain handling and storage assets and provides complementary agronomy services to local grain producers through its agribusiness segment. Green Plains owns BlendStar LLC; a biofuels terminal operator with locations in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for the growing and harvesting of algal biomass.

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Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” ‘will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company competes, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks associated with the timely completion and construction costs associated with building the unit train terminal, appropriate approvals from local and county authorities to construct the unit train terminal and successful completion of customer contracts for use of the unit train facility, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010, as amended, and in the Company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of the Company’s forward-looking statements. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Company Contact:	Investor Contact:
Jim Stark, Vice President—Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217